Exhibit 99.1

BROWN SHOE REPORTS INCREASED SECOND QUARTER RESULTS;
INTRODUCES STRATEGIC EARNINGS ENHANCEMENT PLAN;
PLANS TO EXIT BASS LICENSE

ST. LOUIS, MISSOURI, August 23, 2006 - Brown Shoe Company, Inc. (NYSE:BWS) reported improved results for the second quarter of fiscal 2006 ended July 29, 2006. In addition, the Company announced its intention to implement a strategic plan that is expected to increase earnings through cost reductions and efficiency initiatives while reallocating resources and investment to build its brands. The Company also announced plans to exit the Bass business.

For the second quarter of fiscal 2006:

•	Net sales increased 5.0 percent to $579,319,000, as compared to $551,480,000 in the second quarter of fiscal 2005;

•
Net earnings were $15,191,000, or $0.52 per diluted share, inclusive of $0.04 per diluted share for stock option expense, as compared to net earnings of $4,083,000, or $0.14 per diluted share, in the year-ago period; and

•
Net earnings adjusted to exclude costs related to the new strategic initiatives and net recoveries from insurance companies related to remediation costs associated with the Company’s Denver, Colorado facility, were $11,990,000, or $0.41 per diluted share, inclusive of $0.04 per diluted share for stock option expense, in the second quarter of fiscal 2006. This compares to previously issued guidance of $0.37 - $0.43 per diluted share including stock option expense. Second quarter fiscal 2005 adjusted net earnings were $5,881,000, or $0.20 per diluted share, excluding after-tax charges related to the closing of underperforming Naturalizer stores in the second quarter of fiscal 2005. (See Table 1 for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures” below).

“We are pleased to report a second quarter marked with continued progress toward achieving our key strategic goals,” stated Brown Shoe Chairman and CEO Ron Fromm. “Consolidated Naturalizer business performed well, led by Naturalizer wholesale and better results in our stores. Naturalizer wholesale achieved solid growth, as consumers favored our stylish assortments, and our sell-in model enhanced the performance of the brand. Brown Shoe continues to benefit from prior initiatives, which contributed to strong margin performance and an improved balance sheet at quarter end. In addition, we began a company-wide initiative aimed at creating a more productive Brown Shoe, as we take steps to increase efficiencies through platform realignment and cost reductions, while reinvesting a portion of these savings into building our brands. While this is expected to result in increased costs to implement, these steps are aimed at attaining higher rates of both sales and profitability.

“We were disappointed by a challenging sandal season for Franco Sarto and Via Spiga and below plan performance for Bass. Because Bass no longer aligns with Brown Shoe’s strategic direction, we have decided to not renew this license when it expires at fiscal year end,” Fromm continued. “At Famous Footwear, while sales fell short of our expectations, gross margin remained strong, which enabled the chain to post a double digit increase in earnings. Accordingly, we achieved second quarter adjusted earnings at the higher end of our guidance range.”

Table 1: Reconciliation of Second Quarter GAAP Net Earnings to Adjusted Net Earnings
dollars in thousands, except for per share data
	2nd Quarter 2006*		2nd Quarter 2005
	After-tax $	Per diluted share	After-tax $	Per diluted share
Net earnings	$15,191	$0.52	$4,083	$0.14

Strategic initiatives costs	1,231	0.04
Insurance recoveries, net	(4,432)	(0.15)
Charges related to closing Naturalizer stores			1,798	0.06
Adjusted net earnings	$11,990	$0.41	$5,881	$0.20

*Second quarter fiscal 2006 includes stock option expense of $0.04 per share with no related expense in the second quarter of fiscal 2005

“Importantly, we begin the second half of the year with healthy inventory levels and plans in place to elevate the performance of our wholesale brands,” Fromm pointed out. “At Famous Footwear, while still early, back-to-school has begun positively and we believe that the chain is poised to gain market share during the fall season.”

Strategic Plan
The Company has begun to review and implement strategic initiatives, with the goal to increase earnings and reallocate resources and investment to drive consumer preference. Key elements of the plan include: i) restructuring administrative and support areas; ii) redesigning logistics and distribution platforms; iii) reorganizing to eliminate operational redundancies; iv) realigning strategic priorities; and v) refining the supply chain process and enhancing inventory utilization. The Company noted that it is in the early stages of developing these earnings improvement initiatives. As a result, the Company has provided preliminary estimated ranges for expected costs and benefits and expects to refine this information in the upcoming quarters, providing updated guidance as appropriate.

These strategic initiatives are currently expected to yield the following:

•	In 2006, benefits related to the strategic initiatives are expected to be minor with after-tax implementation costs estimated at $6 million to $7 million;
•	In 2007, after-tax benefits are estimated to be $10 million to $12 million with after-tax implementation costs estimated at $14 million to $16 million; and
•	Beginning in 2008, annual after-tax benefits are estimated to be $17 million to $20 million.

SECOND QUARTER HIGHLIGHTS
Retail Division
Total sales at Famous Footwear, the Company’s 963-store family footwear chain, rose 2.2 percent to $292,682,000 for the quarter, versus $286,245,000 for the same 13-week period last year. While same-store sales for the period decreased 0.1 percent, gross margin rate rose 120 basis points, which drove an operating earnings increase of 28.4 percent to $11,935,000 from $9,296,000 for the year-ago period. All categories of footwear, except athletics, were positive for the quarter with the women’s junior category performing particularly well. Famous Footwear opened 28 stores in the quarter and closed 17 stores, resulting in 963 stores open at quarter-end. Approximately 90 new store openings and about 40 closings are expected during fiscal 2006.
The Specialty Retail segment, which includes Naturalizer, Via Spiga, F.X. LaSalle, Franco Sarto, and other concept stores, plus the Shoes.com e-commerce business, reported sales of $59,475,000, an increase of 2.8 percent over last year’s $57,856,000. The segment’s operating loss decreased to $1,450,000 from last year’s loss of $5,470,000, which included pre-tax costs of $2,349,000 to close underperforming Naturalizer stores and consolidate Canadian operations. The year-over-year improvement also reflects higher gross margin rates and better expense leverage following the closing of underperforming stores in 2005.
Same-store sales for the 305 U.S. and Canadian stores declined 2.7 percent. The division opened one new store and closed eight during the quarter.

Wholesale Division
Wholesale sales increased 9.5 percent to $227,162,000, versus $207,379,000 last year, due primarily to higher sales of our Naturalizer, Dr. Scholl’s, and private label product.
Wholesale operating earnings of $19,053,000 were 17.2 percent ahead of last year’s operating earnings of $16,260,000, as the impact of sales and margin gains in the above-named divisions were partially offset by continuing below plan results from Bass and costs associated with the planned exit, as well as below plan performance from the Bennett brands.

Balance Sheet Highlights
Inventory at July 29, 2006 was $480 million, as compared to $494 million last year, primarily due to reduced inventory in our Wholesale division and fewer stores in the Specialty Retail segment. The Company’s debt-to-capital ratio at the end of the quarter was 29.9 percent, compared to 41.2 percent at the same time last year. This decrease reflects strong cash flow and the repatriation of foreign cash near the end of fiscal 2005.

FIRST HALF RESULTS
For the first half of fiscal 2006:
•	Net sales increased 7.5 percent to $1,154,857,000, compared with $1,074,763,000 in the first half last year.
•
Net earnings for the six months were $25,222,000, or $0.87 per diluted share, inclusive of $0.07 per diluted share for stock option expense compared to $7,862,000, or $0.28 per diluted share, in the first half of fiscal 2005.

•
Net earnings, adjusted to exclude costs related to the new strategic initiatives and net recoveries from insurance companies related to remediation costs associated with the Company’s Denver, Colorado facility were $22,021,000, or $0.76 per diluted share, inclusive of $0.07 per diluted share for stock option expense. This compares to adjusted net earnings of $19,859,000, or $0.70, and excludes: i) after tax charges related to the closing of underperforming Naturalizer stores in the first half of fiscal 2005; ii) a tax provision related to repatriation of foreign earnings; and iii) a bridge loan fee related to the acquisition of Bennett. (See Table 2 for a reconciliation to GAAP net earnings and the discussion of “Non-GAAP Financial Measures” below).

Table 2: Reconciliation of First Half GAAP Net Earnings to Adjusted Net Earnings

dollars in thousands, except for per share data
	1st Half 2006*		1st Half 2005
	After-tax $	Per diluted share	After-tax $	Per diluted share
Net earnings	$25,222	$0.87	$7,862	$0.28

Strategic initiatives costs	1,231	0.04
Insurance recoveries, net	(4,432)	(0.15)
Charges related to closing Naturalizer stores			1,798	0.06
Tax provision related to repatriation of foreign earnings			9,564	0.34
Bridge loan fee associated with Bennett acquisition			635	0.02
Adjusted net earnings	$22,021	$0.76	$19,859	$0.70

*First half fiscal 2006 includes stock option expense of $0.07 per share with no related expense in the first half of fiscal 2005

Outlook for the Second Half and Full Year
“We believe that our strategic initiatives will further increase the efficiency of our company and enhance long-term sales and profitability,” Fromm said. “We are encouraged by our progress and remain enthusiastic about our future growth prospects.”

Fiscal 2006 guidance
Fiscal 2006 guidance has been updated to reflect the impact of the Company’s strategic initiatives. The Company is in the early stages of developing this earnings improvement program and therefore has provided estimated ranges for expected costs and benefits. As it refines this information in the upcoming quarters, it will provide updated guidance as appropriate.

For the full year fiscal 2006, the Company estimates diluted earnings per share in the range of $2.08 to $2.17, inclusive of $0.15 per diluted share for stock option expense. This guidance range also includes (i) preliminary estimated charges and costs related to the early stages of implementation of the strategic initiatives of $0.21 to $0.25 per diluted share; (ii) estimated incremental costs and losses associated with the decision to exit the Bass license of $0.07 per diluted share; (iii) and net recoveries from insurance companies related to remediation costs associated with the Company’s Denver, Colorado facility of $0.15 per diluted share. Excluding these costs and recoveries, the Company expects fiscal 2006 earnings per diluted share in the range of $2.25 to $2.30 on an adjusted basis, inclusive of $0.15 per diluted share for stock option expense. This is in line with our prior guidance and compares to adjusted earnings per diluted share of $2.22 in fiscal 2005. (See Schedule 4 attached for a reconciliation from GAAP earnings to adjusted earnings and the discussion of “Non-GAAP Financial Measures” below).

The Company is introducing fiscal third quarter guidance for diluted earnings per share in the range of $0.73 to $0.78, inclusive of $0.04 per diluted share related to stock option expense. This guidance range also includes preliminary estimated charges and costs related to the early stages of implementation of the Company’s strategic initiatives of $0.04 per diluted share and estimated incremental costs and losses to exit the Bass license of $0.04 per diluted share. Excluding these costs, third quarter diluted earnings per share are anticipated to be in the range of $0.81 to $0.86, which includes costs of $0.04 related to stock option expense and compares to adjusted earnings per diluted share of $0.81 in the third quarter last year. (See Schedule 4 attached for a reconciliation from GAAP earnings to adjusted earnings and the discussion of “Non-GAAP Financial Measures” below).

Rosen Plans to Retire
Separately, the Company announced that Executive Vice President and Chief Financial Officer, Andrew M. Rosen, plans to retire at the end of the year. “After thirty-three years of dedicated and highly valuable service to Brown Shoe Company, Andy has decided to retire,” Fromm said. “We have begun the search for his successor both internally and externally and, until his successor is named, Andy will remain as CFO and will continue to be a key member of our executive team.”

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges, recoveries, and information regarding components of its reportable operating segments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss second quarter results will be held this morning at 9:00 a.m. EDT. While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live webcast to be hosted at www.brownshoe.com/investor or www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of the strategic earnings enhancement plan, which are subject to change as the Company refines these estimates over time; (ii) intense competition within the footwear industry; (iii) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (iv) customer concentration and increased consolidation in the retail industry; (v) the Company’s ability to successfully implement its strategic earnings enhancement plan; (vi) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (vii) the Company's ability to attract and retain licensors and protect its intellectual property; (viii) the Company's ability to secure leases on favorable terms; (ix) the Company's ability to maintain relationships with current suppliers; and (x) the uncertainties of pending litigation. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report for the year ended January 28, 2006, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward- looking statements, even though its situation may change.

About Brown Shoe Company
Brown Shoe is a $2.3 billion footwear company with global operations. The Company operates the 950+ store Famous Footwear chain, which sells brand name shoes for the family. It also operates 300+ specialty retail stores in the U.S. and Canada under the Naturalizer, FX LaSalle, Via Spiga and Franco Sarto names, and Shoes.com, the Company’s e-commerce subsidiary. Brown Shoe, through its wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl’s, Etienne Aigner, Bass and Carlos by Carlos Santana for adults, and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company’s web site at http://www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	David Garino
Brown Shoe Company	Fleishman-Hillard
314-854-4134	314-982-0551

SCHEDULE 1
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	July 29, 2006	July 30, 2005
ASSETS

Cash and Cash Equivalents	$31,001	$37,037
Receivables, Net	137,804	124,650
Inventories, Net	480,409	493,745
Other Current Assets	26,973	22,260
Total Current Assets	676,187	677,692

Property, Plant and Equipment - Net	122,031	115,917
Goodwill and Intangible Assets	218,932	188,998
Other Assets	85,369	87,923
	$1,102,519	$1,070,530

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowings Under Revolving Credit Agreement	$50,000	$79,000
Trade Accounts Payable	227,316	195,974
Accrued Expenses	120,372	119,776
Income Taxes	2,366	7,038
Total Current Liabilities	400,054	401,788

Long-Term Debt	150,000	200,000
Deferred Rent	34,119	33,919
Other Liabilities	49,488	36,102
Shareholders’ Equity	468,858	398,721
	$1,102,519	$1,070,530

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Thousands, except per share data)	Thirteen Weeks Ended		Twenty-six Weeks Ended

	July 29, 2006	July 30,2005	July 29, 2006	July 30, 2005

Net Sales	$579,319	$551,480	$1,154,857	$1,074,763
Cost of Goods Sold	355,299	335,834	707,840	648,511

Gross Profit	224,020	215,646	447,017	426,252
- % of Sales	38.7%	39.1%	38.7%	39.7%

Selling & Administrative Expenses	197,754	204,872	402,157	392,410
- % of Sales	34.1%	37.1%	34.8%	36.5%

Operating Earnings	26,266	10,774	44,860	33,842

Interest Expense, Net	3,941	4,973	8,145	7,923

Earnings Before Income Taxes	22,325	5,801	36,715	25,919

Income Tax Provision	7,134	1,718	11,493	18,057

NET EARNINGS	$15,191	$4,083	$25,222	$7,862

Basic Net Earnings per Common Share	$0.54	$0.15	$0.90	$0.29

Diluted Net Earnings per Common Share	$0.52	$0.14	$0.87	$0.28

Basic Number of Shares	28,153	27,219	27,967	27,165

Diluted Number of Shares	29,114	28,401	29,094	28,276

SCHEDULE 3
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Thousands)	Twenty-six Weeks Ended
	July 29, 2006	July 30, 2005

OPERATING ACTIVITIES:
Net earnings	$25,222	$7,862
Adjustments to reconcile net earnings to
net cash provided (used) by operating activities:
Depreciation and amortization	20,416	18,343
Share based compensation expense	4,944	1,155
Loss on disposal or impairment of facilities and equipment	1,348	1,197
Provision for (recoveries from) doubtful accounts	634	105
Changes in operating assets and liabilities:
Receivables	20,027	(6,571)
Inventories	(66,114)	(42,878)
Prepaid expenses and other current assets	(8,856)	(4,726)
Trade payables and accrued expenses	43,196	64,831
Income taxes	(1,462)	(399)
Deferred rent	(2,100)	(136)
Deferred income taxes	401	6,582
Other, net	(947)	3,819

Net cash provided by operating activities	36,709	49,184

INVESTING ACTIVITIES:
Acquisition cost, net of cash received	(22,700)	(206,633)
Capital expenditures	(23,696)	(16,449)
Other	-	531

Net cash used by investing activities	(46,396)	(222,551)

FINANCING ACTIVITIES:
Increase (decrease) in Borrowing under Revolving Credit	-	(13,000)
Proceeds from issuance of senior notes	-	150,000
Debt issuance costs	-	(4,733)
Proceeds from stock options exercised	7,236	1,900
Tax benefit related to share-based plans	3,717	455
Dividends paid	(4,553)	(3,666)

Net cash provided by financing activities	6,400	130,956

Increase (decrease) in cash and cash equivalents	(3,287)	(42,411)

Cash and cash equivalents at beginning of period	34,288	79,448

Cash and cash equivalents at end of period	$31,001	$37,037

SCHEDULE 4
BROWN SHOE COMPANY, INC.
Reconciliation of EPS Guidance (GAAP Basis) to EPS Guidance Adjusted to Exclude Certain Charges and Recoveries (Non-GAAP)

The following is a reconciliation of our third quarter and full-year EPS guidance from GAAP estimated EPS to Adjusted Net Earnings per Diluted Share:

	Estimated 3rd Quarter 2006		3rd Quarter 2005
	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

GAAP Earnings*	$0.73	$0.78	$0.70

Charges / Other Items:

Strategic initiative costs	0.04	0.04	-

Incremental Bass exit losses	0.04	0.04	-

Naturalizer store closing charges	-	-	0.11

Total Charges / Items	0.08	0.08	0.11

Adjusted Net Earnings	$0.81	$0.86	$0.81

	Estimated Fiscal 2006		Fiscal 2005
	Diluted EPS (low)	Diluted EPS (high)	Diluted EPS

GAAP Earnings*	$2.08	$2.17	$1.45

Charges / Other Items:

Strategic initiative costs	0.25	0.21	-

Incremental Bass exit losses	0.07	0.07	-

Insurance recoveries, net	(0.15)	(0.15)

Naturalizer store closing charges	-	-	0.33

Tax repatriation charge	-	-	0.42

Bridge loan fee	-	-	0.02

Total Charges / Items	0.18	0.13	0.77

Adjusted Net Earnings	$2.25	$2.30	$2.22

*Inclusive of estimated stock option expense of $0.04 and $0.15 per share for the Third Quarter and Full Year 2006, respectively with no related expense in the Third Quarter and Full Year 2005.